Exhibit 99.1

FMC Corporation Re-prices Term Loan Facility

PHILADELPHIA, December 23, 2003 — FMC Corporation (NYSE: FMC) today announced that it has obtained the agreement of its lenders to reduce the applicable margin on its term loan facility by 225 basis points. Borrowings under the term loan facility are expected to be $247.5 million at December 31, 2003. The company also said it was successful in achieving favorable amendments to the covenants in its credit facilities accommodating the previously announced restructuring at Astaris LLC, the company’s North American phosphorus chemicals affiliate.

FMC indicated that today’s re-pricing and amendment actions will provide an earnings benefit in 2004 which has largely been anticipated in the company’s earlier guidance. The company will provide further details on its outlook for 2004 during its fourth quarter 2003 conference call on February 3, 2004.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,500 people throughout the world. The company divides its businesses into three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2002 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.